Exhibit 21.1

SUBSIDIARIES OF CANYON GOLD CORP.

Name of Subsidiary	Jurisdiction of Organization

Long Canyon Gold Resources Corp.                                                                                   Nevada
(Wholly owned subsidiary of
Canyon Gold Resources Corp.)